UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2004

FLIGHT SAFETY TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation)	000-33305 (Commission File Number)	95-4863690 (IRS Employer Identification No.)

        28 Cottrell Street, Mystic, Connecticut 06355
(Address of principal executive offices and Zip Code)

                              (860) 245-0191
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

Except for the historical information presented in this document, the matters discussed in this Form 8-K, or otherwise incorporated by reference into this document, contain "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are identified by the use of forward-looking terminology such as "believes", "plans", "intend", "scheduled", "potential", "continue", "estimates", "hopes", "goal", "objective", expects", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by the Registrant. The reader is cautioned that no statements contained in this Form 8-K should be construed as a guarantee or assurance of future performance or results. These forward-looking statements involve risks and uncertainties, including those identified within this Form 8-K. The actual results that the Registrant achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and the Registrant assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by the Registrant in this Form 8-K and in the Registrant's other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Registrant's business.

In connection with its recently completed public offering of securities that included the issuance of warrants to purchase shares of common stock, the Registrant is providing the following updated information so that it may be incorporated by reference into a post-effective amendment to the Registrant's registration statement on Form S-3.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this Form 8-K before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our limited operating history and lack of commercial operations make it difficult to evaluate our prospects.

Since we began operations in 1997, we have generated limited revenues solely from three SOCRATES technology research and development contracts with agencies of the federal government that fund, administer, and oversee these contracts. The federal government has funded these contracts from earmarked U.S. Congressional appropriations to agencies that have awarded these contracts to us on a sole source basis without competitive bidding. Under these contracts, we are reimbursed for certain allowable research and development costs and are paid a fee calculated as a percentage of costs.

We have not as yet received any revenue from the sale of any products. We do not anticipate receiving any such revenue unless and until our SOCRATES or UNICORN-based products become operational, which could take several years. Our estimates of the market size for the products we are developing are based on many assumptions and uncertainties. These estimates have not been evaluated by an independent party. The actual markets and price we can charge for our products, if and when we successfully complete their development, could be substantially less and our costs could be greater than our estimates. It therefore is difficult to assess our prospects for commercial sales, revenues and profitability.

We have incurred and, for the next several years, can be expected to incur operating losses.

To date, we have incurred significant net losses, including net losses of $943,974 for our fiscal year ended May 31, 2003 and $435,951 for the nine months ended February 29, 2004. On May 31, 2003, we had an accumulated deficit of $2,460,023. Despite achieving a net income of $6,411 for the three months ended February 29, 2004, we may continue to incur operating losses for at least the next several years. We may never generate material revenues or achieve or maintain profitability. Substantially all our revenues have been devoted to payment of costs incurred in the research, development, and testing of our SOCRATES or UNICORN technology. Our ability to achieve, maintain, and/or increase profitability will depend in large part upon the successful further development and testing of our SOCRATES or UNICORN-based products, the continuation of Congressional appropriations and our ability to obtain additional federal research and development contracts for SOCRATES, our ability to obtain additional financing, FAA approval of our SOCRATES or UNICORN-based products and systems by various agencies of the federal government, procurement of our products and systems by the FAA, airports and the aviation industry, and the availability of funding to finance such procurements.

Lack of future funding from the federal government to complete research and development of our SOCRATES wake vortex sensor could adversely affect our business.

Without notice to, or opportunity for prior review by us, the John A. Volpe National Transportation Systems Center of the U. S. Department of Transportation's Research and Special Programs Administration, or Volpe, circulated a draft report in October 2001 which recommended curtailing further government expenditure on our SOCRATES wake vortex sensor due to a high risk assessment of achieving operational feasibility. Because of this report and the events of September 11, 2001, the government did not fund our SOCRATES research and development contract from December 15, 2001 to November 19, 2002. Together with our major subcontractor, Lockheed Martin Corporation, we vigorously disputed and extensively discussed its assertions with Volpe and NASA. Subsequently, Volpe and NASA requested and we submitted a proposal for approximately $2.2 million of additional SOCRATES technology research, development and testing with an immediate objective of better characterizing the wake acoustics and background noise. We received contract funding for this proposal and subsequent proposals and we believe the federal government has indicated a long-term interest in the development of a wake vortex advisory system and our SOCRATES wake vortex sensor for inclusion in such a system. However, the U.S. government may terminate our government contract at any time if it determines such termination is in the best interests of the government or may terminate, reduce or modify it because of budgetary constraints or any change in the government's requirements. Furthermore, the federal government has in the past delayed or reduced and may in the future delay, reduce, or eliminate funding for research and development of our SOCRATES wake vortex sensor or the wake vortex advisory system as a result of, among other things, a reduction in support or opposition from supervising agencies or the U.S. Congress, changes in budgetary priorities, fiscal constraints caused by federal budget deficits, or decisions to fund competing systems or components of systems. If this occurs, it will reduce our resources available for research and development of our proprietary technologies, new products or enhancements to SOCRATES or UNICORN technologies and to market our products. Reduction of contract funding from the federal government could delay achievement of or increases in profitability, if any, create a substantial strain on our liquidity, resources and product development, and have a material adverse effect on the progress of our research and development and our financial condition.

The government will not pay us for SOCRATES research and development if we do not perform on our contract.

We perform our government contracts pursuant to specific work orders from the government. Such work orders include, but are not limited to, analysis of data, research, development of our SOCRATES technology, planning and conduct of testing, and preparation of various reports. If we do not perform the contracts in accordance with their terms, the government may withhold payment on our invoices that we submit monthly. Furthermore, if at any point the government considers a test to be a failure, it may cease to approve further work orders or fund further contracts. Loss of funding on our SOCRATES contract would have a material adverse effect on our business, financial condition, and results of operations.

Our success depends on our successful product development and testing.

Our future success will depend upon our ability to successfully complete the development, testing, and commercialization of our technologies and our ability to develop and introduce new products and services to meet industry, government, and client requirements. We are planning to eventually develop a number of products, based on our SOCRATES and UNICORN technologies. The process of developing such products contains significant technological and engineering hurdles and is extremely complex and expensive. In 2001, Volpe and associated federally funded research centers prepared reports which concluded it was unlikely SOCRATES would result in a sensor that could be used for any operational procedure and even for research because of technical unknowns relating to an understanding of wake vortices and the need to obtain acceptance of WVAS by controllers and pilots. We believe this conclusion was premature and based on an incomplete understanding of SOCRATES and its operational potential. In our opinion, the testing and analysis we have conducted has increasingly supported this potential and resulted in the continuation of funding for our government contracts for research, development and testing of our SOCRATES technology. However, there still are technical, engineering and program integration hurdles we must meet to develop SOCRATES into an operational sensor, including, but not limited to, expanding the sensor to at least 8 and as many as 16 laser beams, integrating the sensor into and with the other components of WVAS, and developing operating protocols for WVAS that define how it would be used by air traffic controllers and pilots. In the case of UNICORN, we must successfully overcome development, engineering and testing hurdles to produce an operational product and obtain FAA approval of this product. Furthermore, we will need to extend the term of the experimental license the FCC has granted us and, ultimately, obtain a permanent license from the FCC for the operation of UNICORN. We might not successfully complete the development of our SOCRATES or UNICORN technologies into operational products and our products may not be commercially viable. Our failure to complete development of any such products and achieve market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

In addition, certain of our products will require customized installation to address unique characteristics of their environments. Customization could place an additional burden on our resources or delay the delivery or installation of products which, in turn, could have a material adverse effect on our relationship with clients, our business, financial condition, and results of operations.

Our success depends on federal government approval of our products and related systems.

The airport and aviation industry is subject to extensive government oversight and regulation. To introduce our SOCRATES and UNICORN-based products for commercial sale, we must successfully complete research, development, and testing and obtain necessary governmental approvals for their installation. Upon approval by the Federal Aviation Administration, or FAA, our SOCRATES wake vortex sensor would be part of a multi-component wake vortex advisory system that also will require government approvals before it can be deployed. Any factor that delays or adversely affects this approval process, including delays in development or inability to obtain necessary government approvals, could have a material adverse effect on our business, financial condition, and results of operations.

Our business relies on a strategic alliance with Lockheed Martin Corporation.

In May 1997, we signed a Teaming Agreement with Lockheed Martin Corporation to jointly develop and market SOCRATES-based products. This agreement will expire in May 2007, unless certain earlier termination provisions occur or the agreement is extended by mutual agreement. The agreement stipulates that we serve as prime contractor and Lockheed Martin Corporation as subcontractor in the development and any deployment of our SOCRATES wake vortex sensor. Although to date we have generally worked in close cooperation with Lockheed Martin Corporation, there is no assurance that this relationship will be sustained. Future disagreements as to work scope, revenue share, profit margins, ownership of intellectual property, or technical, marketing, or management philosophy, could adversely impact the relationship. Since we view our strategic partnership with Lockheed Martin Corporation as a vital element of our business plan, any erosion of this relationship could have a negative impact on our business and future value.

We may need to raise additional capital.

While we recently completed a public offering resulting in gross proceeds of approximately $8.4 million (net of the underwriting discount), we cannot be certain that such financing will be adequate or sufficient for our future needs. Additionally, given the uncertainties of research and development and the timing of commercialization of our SOCRATES and UNICORN-based products, the availability and level of government funding, the FAA approvals required for our products, and the long sales cycle from initial customer contact to actual, if any, revenue generation, we might not be able to generate sufficient, if any, revenue or investment capital to fund our operations over the period of years we believe are required to commercialize our products. In each of our last three fiscal years, we have incurred substantial operating losses which we have funded, in part, with equity capital that we raised from new investors.

We will continue to incur significant expenses for research and development and testing of our SOCRATES and UNICORN technology and may continue to experience such losses prior to commercialization and thereafter. If we cannot achieve commercialization of our SOCRATES and UNICORN technologies with the proceeds of our recent public offering or if we are unable to generate sufficient working capital from revenue from government funding or private contracts for these purposes, we would need to seek additional capital. In addition, other unforeseen costs and research and development costs of later generation SOCRATES and UNICORN-based products also could require us to seek additional capital. We do not have any credit facilities in place and, should the need for additional capital arise, we may not be able to obtain sufficient, if any, additional capital or raise such capital on acceptable terms. If we need to obtain additional debt or equity capital, it may include our entry into joint ventures or issuance of additional securities, which may cause dilution to our current capital structure and stockholders' ownership. Additional securities also could have a greater priority as to dividends, distributions and other rights than our common stock.

For the life of our public warrants, the underwriter's warrants issued pursuant to our recent public offering, and our existing unregistered warrants, the holders thereof are given the opportunity to profit from a rise in the market for our common stock, with a resulting dilution in the interest of all other stockholders. So long as these warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of these warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

Loss of key personnel could adversely affect our business.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers, Samuel A. Kovnat, Chairman of the Board and Chief Executive Officer, William B. Cotton, President and Director, Frank L. Rees, Executive Vice President and Director, and David D. Cryer, Chief Financial Officer, Treasurer and Secretary. The sustained unavailability of any one or more of those individuals for any reason could have a material adverse impact on our operations and prospects. We anticipate hiring additional executive officers in the future. We may not be able to complete the hiring of these additional officers in a timely manner or at all. We also depend on the ability of our executive officers and other members of senior management to continue to work effectively as a team.

Government regulation could adversely affect our business.

As a result of receiving contract funding from the federal government and our involvement in the field of aviation, our business and operations are subject to numerous government laws and regulations. In the near term, and for so long as we receive funding from the federal government, we will be subject to many procurement and accounting rules and regulations of the federal government. We are also subject to periodic audits by the Defense Contract Audit Agency, or DCAA. To date, we have incurred six audits by the DCAA, and reports have been issued to our government customer which have stated that we are performing in accordance with Federal Acquisitions Regulations. There is no assurance that any of the results or contents of any future audits will portray us favorably. These rules and regulations are complex in nature and sometimes difficult to interpret or apply. Adherence to these rules is reviewed by participating agencies of the federal government. If such agencies suspect or believe that violations of procurement or accounting rules and regulations have occurred, they may refer such matters to other enforcement divisions of the federal government, such as the U.S. Attorney's Office or the Inspector General's office. If we violate these rules and regulations, even if unintentionally, we may have to pay fines and penalties or could be terminated from receiving further funding from the federal government. If we market, sell and install our products in foreign countries, the laws, rules and regulations of those countries, as well as certain laws of the United States, will apply to us. Existing as well as new laws and regulations of the United States and foreign countries which regulate aviation and airports could also adversely affect our business.

Our success depends on our ability to protect our proprietary technology.

Any failure by us to protect our intellectual property could harm our business and competitive position. For example, although we have sought patent protection for our technologies, the steps we have taken or intend to take with regard to protecting our technologies may not be adequate to defend and prevent misappropriation of our technology, including the possibility of reverse engineering and the possibility that potential competitors will independently develop technologies that are substantially equivalent or superior to our technology. Furthermore, any patent we have obtained or may obtain may subsequently be invalidated for any of a variety of reasons. In addition, even if we are issued a patent, we may not be able to gain any commercial advantage from such patent. Existing United States laws afford only limited intellectual property protection.

We intend to use a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements, and technical measures to protect our proprietary technology. We intend to enter into confidentiality agreements with and obtain assignments of intellectual property from all of our employees, as well as with our clients and potential clients, and intend to limit access to and distribution of our technology, documentation and other proprietary information. However, the steps we take in this regard may not be adequate to deter misappropriation or independent third-party development of our technology. In addition, the laws of some foreign countries do not protect proprietary technology rights to the same extent as do the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in such proceedings. Moreover, our financial resources may not be adequate to enforce or defend our rights in our technology. Additionally, any patents that we apply for or obtain may not be broad enough to protect all of the technology important to our business, and our ownership of patents does not in itself prevent others from securing patents that may block us from engaging in actions necessary to our business, products, or services.

Other companies may claim that we infringe their intellectual property or proprietary rights.

If our proprietary technology violates or is alleged to violate third party proprietary rights, we may be required to reengineer our technology or seek to obtain licenses from third parties to continue offering our technology without substantial reengineering. Any such efforts may not be successful or if successful could require payments that could have a material adverse effect on our profitability and financial condition. Any litigation involving infringement claims against us would be expensive and time-consuming, and an adverse outcome may result in payment of damages or injunctive relief that could materially and adversely affect our business.

We have received notice claiming that our name infringes upon the trademark rights of another company.

By way of two letters dated April 21, 2003 and July 1, 2003, we received notice, from counsel at another company, claiming that our name infringes upon the trademark rights of the other company regarding its name. Our patent and trademark counsel has reviewed this claim and believes it is without merit. Our counsel has prepared responses to those letters, the last response being dated August 4, 2003, which notified the other company of our position, the reasons that support our position, and that we do not intend to change our name. We have not received any further response. We believe that if the other company pursues this claim, we may be able to favorably resolve it and, if it is necessary to litigate the claim, we believe the result would be favorable to us. However, any such litigation could be costly to us and divert management's time and attention away from our business. Furthermore, we cannot exclude the possibility of an adverse outcome that could require us to pay damages and change our name.

Our future customers, including the FAA, may not accept the price of or be able to finance our products.

At present, we cannot precisely fix a price for the sale and installation of an initial SOCRATES wake vortex sensor at airports or UNICORN-based collision avoidance systems in small aircraft. We estimate that the cost of our SOCRATES wake vortex sensor will be $6 million to $15 million per airport installation, depending on, among other things, the number and configuration of runways, and the wholesale price of a UNICORN-based system will be approximately $10,000 per aircraft. Because we have not completed the research, development, and testing of either product or received final approvals for either of them from the federal government, we have not commenced production or marketing efforts. We currently do not anticipate having these products ready for commercial sale for at least several years. We therefore are not yet in a position to gauge the reaction of potential customers to the pricing of these products or future products and whether such potential customers will be able to afford and finance our products.

We believe that the increase in efficiency and safety to airports, airlines, and private aircraft resulting from our products will justify the substantial anticipated cost of sales and installation of these products. However, our customers' ability to afford such costs will depend, in part, on the health of the overall economy, the financial condition and budget priorities of the federal government, particularly the FAA and NASA, profitability of airports, airlines, and aircraft manufacturers, and the availability of private and government sources of funding to finance the sales and acquisition of our products. While a variety of potential funding sources exist, inability of the FAA, airlines or airports to access or obtain funding for purchase and installation of our products could have a material adverse impact on sales of our SOCRATES or UNICORN-based products.

We may experience long sales cycles.

We expect to experience long time periods between initial sales contacts and the execution of formal contracts for our products and completion of product installations. The cycle from first contact to revenue generation in our business involves, among other things, selling the concept of our technology and products; developing and implementing a pilot program to demonstrate the capabilities and accuracy of our products; negotiating prices and other contract terms; and, finally, installing and implementing our products on a full-scale basis. We anticipate this cycle will entail a substantial period of time, on average between seven to twelve months, and the lack of revenue experienced during this cycle and the expenses involved in bringing new sales to the point of revenue generation would put a substantial strain on our resources.

Our success will depend on our ability to create effective sales, marketing, production and installation forces.

At present and for the near future, we will depend upon a relatively small number of employees and subcontractors to complete the research and development of our SOCRATES wake vortex sensor and pursue research and development of other SOCRATES and UNICORN-based products. The marketing and sales of these products will require us to find additional capable employees or subcontractors who can understand, explain, market, and sell our technology and products to airports, airlines, and airplane manufacturers. We also will need to assemble new personnel and/or contractors for production and installation of our products. Upon successful completion of research and development, these demands will require us to rapidly increase the number of our employees, vendors, and subcontractors. There is intense competition for capable personnel in all of these areas, and we may not be successful in attracting, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions.

Our business could be adversely affected if our products fail to perform properly.

Products and systems as complex as ours may contain undetected errors or "bugs," which result in system failures, or failure to perform in accordance with industry expectations. Despite our plans for quality control and testing measures, our products including any enhancements may contain such bugs or exhibit performance degradation, particularly during the early stages of installation, and deployment. Product or system performance problems could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, adverse publicity, injury to our reputation, diversion of development resources and claims against us by governments, airlines, airline customers, and others.

We could be subject to liability claims relating to malfunction of our technology.

Sale of our products will depend on their ability to improve airport, airline, and airplane safety and efficiency. We will take great care to test our products and systems after installation and before actual operation to insure accuracy and reliability. The FAA acquires air traffic control equipment for U.S. airports, and typically assumes the principal product liability risk for such equipment. However, unforeseen problems, misuse, or changing conditions could cause our products and systems to malfunction or exhibit other operational problems. Such problems could cause, or be perceived to cause, airplane accidents, including passenger fatalities. We may receive significant liability claims if governments, airlines, airports, passengers and other parties believe that our systems have failed to perform their intended functions. Liability claims could require us to spend significant time and money in litigation, pay substantial damages, and increase insurance premiums, regardless of our responsibility for such failure. Although we plan to maintain liability insurance, such coverage may not continue to be available on reasonable terms or be available in amounts sufficient to cover one or more large claims, and the insurer may disclaim coverage as to any claim.

We face significant competition from other companies.

The air safety systems and air traffic control industries are already highly competitive. Other industry participants could develop or improve their own systems to achieve the cost efficiencies and value that we believe our products will provide upon successful completion of research and development. Additional companies may enter the market with competing systems as the size and visibility of the market opportunity increases. Many of our potential competitors have longer operating histories, greater name recognition, substantially greater financial, technical, marketing, management, service, support, and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or customer requirements.

New products or technologies will likely increase the competitive pressures that we face. Increased competition could result in pricing pressures, reduced margins, or the failure of our products to achieve or maintain market acceptance. The development of competing products or technologies by market participants or the emergence of new industry or government standards may adversely affect our competitive position. As a result of these and other factors, we may be unable to compete effectively with current or future competitors. Such inability would likely have a material adverse effect on our business, financial condition, or results of operations.

Rapid technological change could render our systems obsolete.

Our business in general is characterized by rapid technological change, frequent new product and service introductions and enhancements, uncertain product life cycles, changes in customer requirements, and evolving industry standards which make us susceptible to technological obsolescence. The introduction of new products embodying new technologies, the emergence of new industry standards, or improvements to existing technologies could render our products and systems obsolete or relatively less competitive. Our future success will depend upon our ability to continue to develop and introduce a variety of new products and to address the increasingly sophisticated needs of our customers. We may experience delays in releasing new products and systems or enhancements in the future. Material delays in introducing new products and systems or enhancements may cause customers to forego purchases of our products and systems and purchase products and systems of competitors instead.

Failure to properly manage growth could adversely affect our business.

To implement our strategy, we believe that we will have to grow rapidly. Rapid growth may strain our management, financial, and other resources. To manage any future growth effectively, we must expand our sales, marketing, production, installation, and customer support organizations, invest in research and development of new products or enhancements to existing systems that meet changing customer needs, enhance our financial and accounting systems and controls, integrate new personnel or contractors, and successfully manage expanded operations. We may not be able to effectively manage and coordinate our growth so as to achieve or maximize future profitability.

We must hire and retain skilled personnel.

Our success depends in large part upon our ability to attract, train, motivate, and retain highly skilled employees, particularly sales and marketing personnel, scientists, engineers, and other technical support personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, installation, support, and professional services may limit the rate at which we can generate sales or develop new products or system enhancements, which could have a material adverse effect on our business, financial condition, or results of operations.

Any acquisition we make could disrupt our business and harm our financial condition.

We may attempt to acquire businesses or technologies that we believe are a strategic fit with our business. We currently have no commitments for any acquisition. Any future acquisition may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for ongoing development of our business. Since we may not be able to accurately predict these difficulties and expenditures, these costs may outweigh the value we realize from a future acquisition. Future acquisitions could result in issuances of equity securities that would reduce our stockholders' ownership interest, the incurrence of debt, contingent liabilities, amortization of expenses related to other intangible assets and the incurrence of large, immediate write-offs.

You should carefully read and evaluate this entire Form 8-K and our current SEC filings including the risks it describes and not consider or rely upon any statement, information or opinion about us that is not contained in this Form 8-K and our current SEC filings.

Certain statements, information and opinions about us have appeared and may continue to appear in published news reports, analysts reports, other media sources and our web site. Some of the information contained in these reports or sources was not material to understanding our business or was out of date, erroneous or inconsistent with that disclosed in this Form 8-K and our current SEC filings. In making a decision to invest in our securities, you should not rely upon any of these statements, information or opinions and should only rely upon, consider and carefully evaluate the information and risks contained in this Form 8-K and our current SEC filings.

We currently are involved in an informal SEC investigation.

We recently learned that the staff of the SEC is conducting an informal investigation that appears to be looking into certain analyst reports about us and our press releases. To date, the SEC staff has not asserted that we have acted improperly or illegally. We have voluntarily agreed to cooperate fully with the staff's informal investigation. We believe that we have acted properly and legally with respect to these analyst reports and our press releases. However, we can neither predict the length, scope, or results of the informal investigation nor its impact, if any, on us or our operations. An adverse outcome, which we cannot predict, could negatively impact the market value of our securities and could divert the efforts and attention of our management team from our ordinary business operations.

Risks Related to Investment in Our Securities

The price of our securities could be volatile and subject to wide fluctuations.

The market price of the securities of a pre-commercial, research and development stage aviation technology company, such as ours, can be especially volatile. Thus, the market price of our securities could be subject to wide fluctuations. In fact, the trading volume and price of our shares have fluctuated greatly. Subject to the information set forth in this Form 8-K, we are unaware of any specific reasons for this volatility and cannot predict whether or for how long it will continue.

If our revenues do not grow or grow more slowly than we anticipate, we are unable to procure federal contracts for our SOCRATES wake vortex sensor research and development, we encounter technical or engineering obstacles to the successful commercial development of SOCRATES or UNICORN, our operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our securities could decline. In addition, if the market for aviation technology stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our securities could fall for reasons unrelated to our business, results of operations, and financial condition. The market price of our securities also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Furthermore, the sale in the open market of recently sold securities or newly issued securities, which we may sell from time to time to raise funds for various purposes, and securities issuable upon the exercise of purchase rights under existing options and warrants may place downward pressure on the market price of our securities.

Speculative traders may anticipate a decline in the market price of our securities and engage in short sales of our securities. Such short sales could further negatively affect the market price of our securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

An active trading market for our securities may not be developed or sustained which could limit the liquidity of an investment in our securities.

There is a limited trading market for our securities. From January 2002 through January 29, 2004, our common stock traded on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities. The securities sold in our recent public offering, together with the shares that formerly traded on the OTC Bulletin Board, have been approved for listing and are currently trading on the American Stock Exchange. There is no assurance that we will be able to continue to meet the listing requirements and that our securities will remain listed on the American Stock Exchange. If we are delisted from the American Stock Exchange, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. Additionally, regardless of which exchange our securities may trade on, an active and liquid trading market may not develop or, if developed, may not be sustained, which could limit securityholders' ability to sell our securities at a desired price.

If any of our securities are delisted from the American Stock Exchange, we may be subject to the risks relating to penny stocks.

If any of our securities were to be delisted from trading on the American Stock Exchange and the trading price of such security remains below $5.00 per share on the date such security was delisted, trading in such security would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker-dealers in connection with any trades involving a security defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell our securities in the secondary market. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

A large number of shares may be sold in the market following our recent public offering which may cause the price of our securities to decline.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. We have 8,331,410 shares of our common stock outstanding. Of our outstanding shares, 6,123,435 are registered and eligible for public trading. Not included in the foregoing are 119,069 shares of our common stock that we may register for certain of our stockholders.

Based upon shares currently outstanding, and assuming no exercise of options or warrants outstanding, 1,179,295 shares are subject to contractual lock-up agreements with The Shemano Group, Inc., pursuant to which the holder of 41,667 shares has agreed not to sell his shares before April 28, 2004 and the holders of 1,137,628 shares have agreed not to sell their shares before April 28, 2005. Of the remaining restricted shares, 930,636 will be freely tradable after September 1, 2004 and 98,044 will be freely tradable after June 27, 2005.

Certain events could result in a dilution of your ownership of our common stock.

We currently have 8,331,410 shares of common stock outstanding and 2,653,327 common stock equivalents outstanding, including warrants and options. The exercise price of all of our common stock equivalents ranges from $3.30 to $6.00 per share of common stock. Some of these warrants and options may provide antidilution protection to their holders which would result in our issuance of shares in addition to those under the warrant or option, upon the occurrence of sales of our common stock below certain prices, stock splits, redemptions, mergers, and other similar transactions. Furthermore, from time to time we may issue additional shares of common stock in private or public transactions to raise funds for working capital, research and development, acquisitions, or other purposes. If one or more of these events occurs, the number of outstanding shares of our common stock would increase and dilute your percentage ownership of our common stock.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise our public warrants.

For you to be able to exercise our public warrants, the shares of our common stock underlying the public warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying our public warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for our public warrants and the prices that can be obtained from reselling them.

Our public warrants may be redeemed on short notice. This may have an adverse impact on their price.

We may redeem our public warrants for $0.25 per warrant, subject to adjustment in the event of a stock split, dividend or the like, upon 30 days' notice so long as the last reported sale price per share of our common stock as reported by the principal exchange or trading market on which our common stock trades equals or exceeds $10.00 (subject to adjustment) for twenty consecutive trading days ending on the tenth day prior to the date we give notice of redemption. If we give notice of redemption, holders of our public warrants will be forced to sell or exercise the public warrants they hold or accept the redemption price. The notice of redemption could come at a time when, under specific circumstances or generally, it is not advisable or possible to sell or exercise our public warrants.

Our officers, directors and 5% stockholders will exercise significant control over us.

Our current officers, directors and 5% stockholders, in the aggregate, control approximately 17.7% of our outstanding common stock (including common stock issuable to such person or group within 60 days after January 28, 2004). As a result, these stockholders acting together will be able to exert significant control over matters requiring stockholder approval, including the election of directors, approval of mergers, and other significant corporate transactions. This concentration of ownership could delay, prevent, or deter a change in control, and could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of us and could affect the market price of our stock.

We do not intend to pay cash dividends.

We have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future.

We may spend our funds in ways with which our stockholders may not agree.

The use of proceeds description from our recent public offering reflected our then-current planning and was only an estimate that is subject to change in our discretion. Furthermore, a substantial portion of the net proceeds from our recent public offering was not allocated for specific uses. Consequently, our management can spend our funds in ways with which our stockholders may not agree. We cannot predict that our funds will be invested or otherwise utilized to yield a favorable return.

Business

Overview

We are developing two proprietary technologies designed to enhance aviation safety and reduce airport delays on which we have received United States and foreign patents. Using our opto-acoustic technology, known as SOCRATES (Sensor for Optically Characterizing Remote Atmospheric Turbulence Emanating Sound), we are currently working on development of a sensor to detect and track air disturbances known as "wake vortex turbulence," created by departing and arriving aircraft in the vicinity of airports. We are developing this sensor to be a component for inclusion in a wake vortex advisory system, known as WVAS, that NASA is developing. We believe that our SOCRATES wake vortex sensor, upon completion and deployment in concert with other components of WVAS, can:

     •      Improve the safety of aircraft arrivals and departures;

     •      Streamline the air traffic control process;

     •      Reduce passenger delays; and

     •      Generate substantial cost savings for the airline industry and other airport users.

A "proof of principle" test of our SOCRATES wake vortex sensor was conducted at JFK International Airport in May 1998. We completed controlled testing of an expanded and improved SOCRATES technology, using a NASA Boeing 757 as the source aircraft, at Langley Air Force Base in December 2000. On September 13, 2003, we completed a three-week test of an improved SOCRATES wake vortex sensor at Denver International Airport. Based upon our analysis of initial data, this test demonstrated a major increase in the capability and reliability of the sensor. Building upon these three tests, we expect to further develop and test the viability of our SOCRATES wake vortex sensor in a series of tests at one or more major airports over the next several years.

We have conducted research, development, and testing of our SOCRATES wake vortex sensor in conjunction with Lockheed Martin Corporation pursuant to a ten year teaming agreement dated May 1, 1997 under which we are the prime contractor. Under the teaming agreement, we generally have subcontracted to Lockheed Martin Corporation primary responsibility for development and assembly of the hardware components of our SOCRATES wake vortex sensor, including the low power laser generators, reflectors, and receivers. Lockheed Martin Corporation personnel have operated this equipment during tests of our SOCRATES wake vortex sensor through various stages of development to date, have been developing software used in analyzing test data and worked with us in analyzing test data itself. Our payments to Lockheed Martin Corporation under the teaming agreement have averaged approximately $620,000 per each of our fiscal years and 39% of our average annual contract revenue. The teaming agreement anticipates that upon full approval and deployment of our SOCRATES wake vortex sensor, we would continue to subcontract these responsibilities and services to Lockheed Martin Corporation.

We also are developing a collision avoidance and ground proximity warning system for small aircraft based on our technology referred to as UNICORN (Universal Collision Obviation and Reduced Near-Miss). On September 13, 2002, we received a frequency assignment from the Federal Communications Commission for experimental purposes and development of UNICORN and have signed a contract with Georgia Tech Applied Research Corporation, or GTARC under which GTARC has commenced work on the construction of our UNICORN antenna elements. We plan to integrate the antenna with electronics, displays, and processing elements into a collision alerting and ground proximity warning system aimed at the general aviation market. We also have begun exploring the application of this technology to unmanned air vehicles and other specialized commercial and government flight operations.

Since our inception, our primary source of funding has been three successive contracts with the federal government aggregating approximately $13 million for research, development and testing of our SOCRATES wake vortex sensor. We have not had any revenues from commercial sales of either SOCRATES or UNICORN, and we do not expect such sales for several years. We have incurred cumulative losses of $2,460,023 as of May 31, 2003 and $435,951 for the nine month period ended February 29, 2004, which we have funded with the proceeds of two private equity offerings. We may need to raise additional capital to complete our future research and development. We may consider and execute from time to time strategic investments, acquisitions or other transactions that we believe will benefit us and complement our current operations, technologies, and resources.

History

We are a Nevada corporation that was incorporated in May 2001 under the name of Reel Staff, Inc. to provide staffing services to film, video and television production companies. Prior to a share exchange in September 2002 with the shareholders of Flight Safety Technologies, Inc., or FSTO, a Delaware corporation, our operations were minimal and our revenues were not material. Our organization and limited operations primarily were funded by (i) a contribution of services from shareholders, who in return were issued common stock and (ii) $12,075 of proceeds from a private placement of our common stock to investors. In October 2001, we registered these shares with the SEC under the Securities Act of 1933 pursuant to an SB-2 Registration Statement, as amended, that we filed with the SEC in order to make our shares of common stock eligible for public trading. Since that time, we have filed periodic reports with the SEC pursuant to the Securities Exchange Act of 1934.

In September 2002, we consummated a share exchange with the stockholders of FSTO. FSTO originally commenced operations in 1997 as a Wyoming corporation. FSTO was co-founded by two of our directors, Samuel A. Kovnat and Frank L. Rees. In consideration of his shares, Mr. Rees assigned his SOCRATES and UNICORN patents to FSTO. In consideration of Mr. Kovnat's shares, he contributed intellectual capital and services to FSTO. Advanced Acoustic Concepts, Inc. and Leonard Levie were also founders of FSTO. Advanced Acoustic Concepts, Inc. received shares of common stock in FSTO in consideration of its release of any claims on the UNICORN patent contributed by Mr. Rees and Mr. Levie received his shares in consideration of contributing his business experience, and developing an initial business plan for FSTO. As a result, FSTO owned patents on our SOCRATES and UNICORN technologies. FSTO received our original contract with the federal government for the research and development of our SOCRATES technology in connection with its potential application to wake vortices on May 29, 1997. Since then, FSTO has received two additional contracts for the continuation of research and development of our SOCRATES technology. On November 3, 2000, FSTO completed a private placement of preferred stock arranged by Spencer Trask Securities Incorporated which resulted in net proceeds to it of approximately $1,500,000. In consideration of this placement, Spencer Trask Intellectual Capital Company, LLC received shares of our common stock and warrants to acquire our preferred stock, as well as placement agency fees and reimbursement of certain costs. All of the preferred shares and warrants for preferred shares were converted, respectively, to common stock and warrants for common stock pursuant to their terms as a result of the share exchange.

The share exchange was facilitated by Dunhill Venture Partners Corp., a Vancouver based firm. Dunhill Venture Partners Corp. also facilitated a private placement of a total of 283,334 shares of our common stock and 283,334 warrants, each for one share of our common stock, to Wakefield Holdings Corp. and Nicholson Group Limited, pursuant to Regulation S promulgated by the SEC, which resulted in aggregate proceeds to us of $1.7 million. In January 2003, we registered these shares and the warrant shares with the SEC pursuant to an SB-2 Registration Statement. During July and August 2003, the warrants were exercised, and we issued the 283,334 warrant shares, generating $1.7 million in aggregate proceeds to us. As a result of the share exchange, we discontinued our previous operations and changed our name to Flight Safety Technologies, Inc., FSTO changed its name to Flight Safety Technologies Operating, Inc., FSTO became our subsidiary and stockholders of FSTO acquired approximately 53% of our outstanding common stock. In June 2003, FSTO merged into us, and we now own the patents on and are continuing the development of our SOCRATES and UNICORN technologies. The financial information contained in this Form 8-K reflects the consolidated results of our operations and those of FSTO.

During February 2004, we sold 1,514,300 units at $6.00 per unit in a registered underwritten public offering. Each unit consisted of two shares of our common stock and a warrant to purchase one share of our common stock at $3.30 a share. Separate trading of the common shares and warrants began on March 1, 2004. We received gross proceeds from this offering of approximately $8.4 million (net of the underwriting discount).

Principal Products Under Development and Market Opportunities

SOCRATES Technology

General

Based on testing to date, we believe our SOCRATES technology will provide sensor information for a ground-based wake vortex advisory system, or WVAS, to detect dangerous air turbulence that:

     •    Is designed to operate in all weather conditions;
     •    Is accurate, and can detect even weak disturbances;
     •    Provides early warnings to pilots and air traffic controllers of hazards they may encounter;
     •    Does not require the presence of large atmospheric particles such as rain or ice crystals to detect disturbances; and
     •    Is cost-effective and easy to implement.

     SOCRATES is our proprietary opto-acoustic technology designed to detect, locate and track forms of air turbulence, including clear air turbulence. While our present focus is on air turbulence created by aircraft wakes, we believe that with future research and development our SOCRATES technology may also enable the detection of certain natural atmospheric phenomena, such as windshear and microbursts.

Air turbulence creates patterns of low-frequency sound waves something like the ring patterns that form in a body of water after a pebble has been tossed into it or a boat has cut through it. These low-frequency sound waves typically travel for long distances through the atmosphere without impediment. As currently developed, our SOCRATES wake vortex sensor uses low power lasers to project light beams 50 to 100 meters across the ground in the vicinity of airport approach and departure corridors. Reflector devices direct the beams back to a receiver. SOCRATES measures changes in the speed of the light waves of the laser beams. These changes indicate that the laser has interacted with sound waves emanating from air disturbances. Based on these changes, we believe SOCRATES technology, upon completion of research, development and testing, will enable a WVAS to remotely sense the presence of atmospheric turbulence.

Unlike radar technologies, we believe SOCRATES will be effective without need for the presence of rain, ice crystals, or other aerosols because SOCRATES uses lasers to detect interaction with sound waves, not with atmospheric particles.

We believe SOCRATES-based WVAS's will be relatively cost-effective and easy to implement because they typically will not require airports to build large towers, acquire additional land on their peripheries, or engage in potentially lengthy and costly environmental negotiations with residential communities, as is required to install Terminal Doppler Weather Radar, or TDWR, systems. In addition, SOCRATES may offer all-weather capability.

Alternate technologies for detecting air turbulence phenomena can be unreliable, inaccurate, expensive, difficult to implement, or incapable of providing sufficiently early warnings for pilots to take appropriate action. We believe the products we are developing and intend to develop based on SOCRATES may mitigate many of the shortcomings associated with these types of technologies.

SOCRATES Wake Vortex Sensor

Whenever an airplane is in flight, and especially when flying slowly, as during takeoff, approach, and landing, the wing flaps and wings create wake vortices, which are similar to horizontal tornadoes trailing back from the wing tips. If another plane enters this vortex, even several minutes after the first plane has passed, the pilot's control of the aircraft may be compromised. To address these hazards, the FAA, for decades has set spacing requirements between airplanes as they land and take-off. In 1996, the FAA expanded its requirements for plane separations by introducing a new category for separation behind B-757 aircraft. The increased space between planes has translated into even more time in the air, which causes flight delays and increases in fuel and flight crew costs.

Our initial focus for SOCRATES is development of a wake vortex sensor to detect, locate and track wake vortex turbulence. The sensor will include a low power laser transmitter and receiver, a reflector and special computer electronics designed to translate changes in laser transmissions into data on the presence and location of wake vortex turbulence. We believe wake vortices will be detected at sufficient range to provide pilots with advanced warning of the nature and location of these potential hazards. We are designing our sensor so that upon successful completion of further development, testing and FAA approval, it could become a component in a WVAS to be used by air traffic controllers in establishing safe separation between successive arriving and departing aircraft. To further this development, we must, among other things, expand the present 4 beam sensor to 8 and as many as 16 beams, integrate the sensor with other components of WVAS, and develop operating protocols for WVAS and the sensor that define how they would be used by air traffic controllers and pilots. NASA and the FAA are planning for the integration of other components of WVAS including advanced weather sensors, prediction software for both the vortex movement and the persistence of existing wind conditions, adaptive spacing procedures and communication links between the sensors and the air traffic control towers. WVAS still faces technical hurdles and, furthermore, must be accepted by a variety of constituencies involved in the National Air System, including, but not limited to, air traffic controllers and pilots. We can make no assurance whether and when the FAA will implement WVAS, with or without our SOCRATES wake vortex sensor.

We expect our SOCRATES wake vortex sensor will generate information that will assist pilots and air traffic controllers to determine more precisely when it is safe for a plane to land or take off. This may enable the FAA to decrease aircraft spacing, thereby increasing airport capacity, reducing flying time and saving money. Our SOCRATES wake vortex sensor also would increase safety by issuing an alert to controllers in instances where a standard separation may not have given sufficient time for a wake vortex to dissipate or move out of the way. A "proof of principle" test of our SOCRATES wake vortex sensor that operated with 2 laser beams was conducted at JFK International Airport in May 1998. We completed controlled testing of an expanded and improved SOCRATES wake vortex sensor that operated with 4 laser beams, using a NASA Boeing 757 as the source aircraft at Langley Air Force Base in December 2000.

In September 2003, we completed a three-week test of an improved SOCRATES wake vortex sensor that operated with 4 laser beams at Denver International Airport. This experiment was part of a NASA-sponsored wake acoustics test and is part of NASA's continuing efforts to improve aviation safety and capacity. Our SOCRATES wake vortex sensor was set up together with a microphone array provided by the German Aerospace Corp. (D.L.R.). NASA and U.S. Department of Transportation (Volpe) used a larger, 252 microphone array together with Continuous Wave and Pulsed Lidar systems and an array of supporting meteorological sensors to study the sound emitted from wake vortices. The principal purpose of this NASA-sponsored test was to acquire adequate field data using carefully calibrated microphone arrays to develop a firm scientific basis for the use of sound in detecting, tracking, and characterizing wake vortices created by arriving aircraft. The operation of our SOCRATES wake vortex sensor recorded acoustic emissions generated by wake vortices from a variety of aircraft, including Boeing 737 and 757 aircraft, Airbus A319 and A320 aircraft, and even smaller regional jets. The sensor recorded these emissions directly above our sensor at an elevation of approximately 500 feet above ground level. We performed a preliminary analysis of the results and provided a "quick-look" report to NASA and Volpe in October 2003. Based upon our analysis of initial data, this test demonstrated a major increase in the capability and reliability of the sensor.

Following the Denver test and pursuant to our contract with the federal government, we now plan to expand our SOCRATES wake vortex sensor to at least 8 and as many as 16 beams and test this expanded sensor in the middle of 2005 or earlier. Our goal in the test of our expanded sensor is to detect and track wake vortices at ranges up to 2.5 nautical miles and altitudes up to 1,500 feet above the sensor site. We have performed analysis based on phased array radar and sonar systems which we believe indicate that this goal should be achievable. If this test is successful, we believe that we will be able to produce a prototype of an operational SOCRATES wake vortex sensor in 2006 or 2007. If and when the FAA approves our sensor and proceeds with the implementation of WVAS, we anticipate that the FAA will include our sensor in the installation of WVAS at major U.S. airports. Each of these airports will require a system customized for its particular runway layout and topography. At this time, we do not know if we can successfully develop our SOCRATES wake vortex sensor, if the federal government will provide the funding required to complete our plan, if we will successfully implement the plan and testing or if the government will implement WVAS at all or with the inclusion of our SOCRATES wake vortex sensor.

SOCRATES Wake Vortex Sensor Market Opportunity

The FAA is the federal agency in charge of airport safety and air traffic control. In this role, it acquires, owns and is responsible for operating the equipment that monitors and controls the National Airspace System, including the equipment deployed at airports and in all air traffic control towers. As such, the FAA would be our primary customer for our SOCRATES wake vortex sensor.

In June 2003, the FAA approved a long-term mission needs statement and related investment plan that contemplates expenditures by FAA and NASA of $206 million during the period running from U.S. fiscal year 2003 through 2010 on wake vortex detection research and development. The FAA investment plan includes deployment of a prototype WVAS and culminates in development of wake turbulence capability at selected airports and integration with controller tools. The mission needs statement may not be approved at all necessary levels of the federal government, and the federal government may not provide the funding required to complete the mission needs statement. This funding must be annually requested by the FAA, authorized and approved by Congress, and approved by the President. There is no assurance as to what amount of contract funding, if any, we will receive in connection with the mission needs statement to complete the research, development, and testing of our SOCRATES wake vortex sensor for inclusion in a WVAS. The FAA has assigned an overall moderate to high risk rating to the implementation of this program due to technical unknowns and risks associated with getting controllers and pilots to accept a ground or flight deck based system.

We believe the FAA's substantial investment in addressing the problems associated with wake vortex turbulence and its issuance of the long-term mission needs statement for wake turbulence indicate its belief that there is a growing need in the aviation industry for technologies to combat the wake vortex problem. There are many other participants and constituencies that could have an interest in the deployment and financing of our sensor as part of a WVAS. For example, the International Federation of Airline Pilots Associations, or IFALPA, which represents over 100,000 pilots worldwide and is recognized as the global voice of pilots on both labor and aviation safety issues, officially supports the development of systems that can safely reduce the current wake vortex-related spacing requirements. Airports, which are typically owned and operated by state and local authorities, also have a natural interest in increasing airport safety and efficiency. Airlines also could benefit from installation of a WVAS, which we believe could include our SOCRATES wake vortex sensor, through increased safety and efficiencies and a reduction in fuel costs attributable to delays.

Factors contributing to industry support include:

     •    Airline traffic delays from all causes at busy airports. The Air Transport Association estimated that delays attributable to the air traffic control system cost the industry and its passengers and shippers a record $6.5 billion in 2000. These costly delays could be reduced if landings and take-offs were optimally spaced based on actual vortex behavior.

     •    Resistance to building additional runways to alleviate airport congestion. Airports do not want to bear the expense, which can run in the billions of dollars, and surrounding communities do not want to suffer the adverse environmental and aesthetic effects, of adding runways.

     •    Public pressure on governmental agencies to promote aviation safety. Recent aviation catastrophes and near-disasters, especially those with unexplained or turbulence-related causes, have focused public attention on air safety.

The target market for our SOCRATES wake vortex sensor will include 142 of the busiest airports worldwide. We initially will focus on U.S. airports with closely spaced parallel runways, such as the San Francisco, Anchorage, Newark, Boston Logan, Philadelphia, St. Louis, and Los Angeles International Airports. To improve safety and reduce delays, many of these airports are planning to adopt Simultaneous Offset Independent Approaches, or SOIA, a new set of landing procedures for parallel runway airports that address the problems of wake vortex turbulence under heavy traffic and inclement weather conditions. We believe that our SOCRATES wake vortex sensor will be instrumental in helping the FAA and airports to achieve approval and implementation of SOIA procedures.

Based upon installations at 142 airports worldwide, we estimate the market size for our SOCRATES wake vortex sensor as part of a WVAS at approximately $1 to $2 billion. Our estimate is based on, among other things: our assumption of successful product development and FAA certification; estimates we performed of the number of airports that would benefit from the implementation of WVAS; the number and configuration of runways; a long-term projection of the cost of manufacturing, installing, and testing our SOCRATES wake vortex sensor; and the cost of our current 4-beam SOCRATES wake vortex sensor scaled up to an operational 16-beam sensor at each end of the runway. We estimate the price of our SOCRATES wake vortex sensor to be between $6 to $15 million per airport installation. These projections do not include any revenue from field service which we plan to provide if appropriate arrangements can be made with specific airports and the FAA. These estimates have not been reviewed or validated by any third party. We have not updated and have no plans to update these projections.

These estimates also assume the availability of funding from the FAA, airports and other sources for purchase and installation of our SOCRATES wake vortex sensors as part of WVAS. While we hope the FAA and U.S. government will support such purchase and installation of our SOCRATES wake vortex sensors, when and if a WVAS becomes operational, we do not have any commitment or assurance from the FAA or other branches of the U.S. government to support us in this regard.

UNICORN Technology

General

The purpose of our UNICORN technology is to provide a low-cost, combined, collision alerting and ground proximity warning capability for general aviation aircraft, including private, business and smaller regional and commercial aircraft. We are also investigating the application of our UNICORN-based "see and be seen" collision avoidance technology for unmanned air vehicles, or UAVs, including military, other government, and commercial operations.

Our UNICORN technology uses a unique implementation of existing radar technology in an airborne system to detect and track nearby aircraft and detect the ground below and ahead of the airplane. Fixed element antennas on the top and bottom of the aircraft provide full spherical coverage for threat detection. The 50 elements on each antenna provide directionality in 30 degree beams in the horizontal plane and at 45 degree elevation above and below the horizontal, plus single beam polar coverage. Interpolation of radar returns between beams provides for even more precise directionality. The range of this low-powered radar is designed to be at least four nautical miles, providing alerting times on all threat aircraft equivalent to resolution advisories standards for the Traffic Collision Avoidance System, or TCAS, for commercial airliners. Pilots would be alerted to a potential collision threat by both aural and visual means, and the locations of the threat aircraft would be shown on either an existing or dedicated cockpit display.

Following a recommendation from the FAA, in September 2002, the FCC issued us an Experimental Radio Station License facilitating UNICORN antenna development on either of two frequencies: 5145 MHz in the FAA aviation band and 3650-3700 MHz in the non-aviation band. These frequencies may be used at any of three designated locations in the eastern U.S. until August 2004. Extensions of the approval are available by application.

In August 2003, we signed a contract with Georgia Tech Applied Research Corporation, or GTARC, under which GTARC has commenced work on the construction of our UNICORN antenna elements. Design trade-off testing of these antenna elements should enable construction and testing of the full antenna in 2004. In 2005, we plan to integrate the antenna with electronics, threat software and displays and perform ground-based demonstrations of full functionality. In 2006, we plan to produce an airborne UNICORN warning system. We plan to perform flight certification testing in 2007. We are also exploring the application of this technology to collision avoidance for unmanned air vehicles and other specialized commercial and government flight operations. Once prototypes have been developed and satisfactorily tested, the FAA certification process is expected to take a protracted period of time before operational use anywhere in the domestic airspace of the U.S. will be approved, if at all. Certification and approval to sell to the foreign general-aviation market is likely to take even longer.

We acquired the UNICORN technology from Advanced Acoustic Concepts, Inc., or AAC, in January 2000 in exchange for shares of our common stock. We have agreed to pay AAC a lump sum payment of $150,000 after we receive revenues from sales of UNICORN products of $1,000,000. In addition, we will pay to AAC a continuing royalty of 3% of all net sales of UNICORN products thereafter.

UNICORN General Aviation Collision Alert and Ground Proximity Warning System

Our UNICORN product for the general aviation market will consist of three parts: a subdivided radar antenna mounted on the top and underside of the aircraft; computerized electronics; and an audio alert and visual display. The antenna will transmit and receive radar signals to obtain omni-directional coverage within a sphere of safety out to about four nautical miles. Computerized electronics will process reflected radar signals through a decision logic that will calculate estimated ranges and closure rates of other aircraft and/or the ground. An audio alert signal will be triggered when approaching aircraft or proximity to the ground constitutes a threat within defined parameters that are consistent with those currently used by more expensive systems such as TCAS. There also will be a visual display that locates and tracks other aircraft and the surrounding terrain.

UNICORN UAV Collision Avoidance System

We are also in preliminary discussions with the federal government about the possible use of UNICORN technology on Unmanned Air Vehicles, or UAV's, to perform the "see and avoid" function required of the pilot in all manned aircraft. There is increasing interest on the part of civil and military authorities in operating UAVs in parts of the National Airspace System other than military restricted areas. These operations could not take place unless the collision safety issue is addressed. Existing systems like TCAS cannot detect aircraft operating without transponders. We believe that our UNICORN technology has the potential to meet this emerging need.

A UNICORN-based UAV collision avoidance system would contain an antenna and computerized electronics that are similar in concept to those used in the general aviation products. However, the audio alert and visual display would be replaced by a computerized interface with the onboard flight control system of the UAV. This interface will override the flight control system to cause the UAV to take evasive maneuvers required to avoid collision with other aircraft and/or ground-based objects such as terrain and obstructions.

NASA has issued a set of criteria for applicants to enter into a cost-sharing arrangement aimed at development of UAV technology. We are currently working on a response to this invitation, and believe that our technology is well positioned for adaptation to UAVs. We also believe that the frequency assignment that we have received from the FCC through the FAA will provide us with a competitive advantage in this application.

UNICORN Technology Market Opportunity

Our target market for this product will be individual and corporate owners of smaller, general aviation aircraft, which the FAA estimates numbered approximately 211,000 in the United States in 2001. Collision warning and ground proximity systems currently available for small aircraft are generally priced at retail between $20,000 and $50,000 and, as a result of their high price, have a very low penetration of the general aviation marketplace. We believe our UNICORN technology will enable us to use a more autonomous design to produce a system with similar and some superior capabilities to those of currently available alternatives at a lower cost. Based on anticipated component and labor costs, we estimate a wholesale price for our UNICORN product of about $10,000 per system.

Sales and Marketing

SOCRATES Wake Vortex Sensor

We believe that, upon successful completion of research, development, testing of our SOCRATES wake vortex sensor and the WVAS, the FAA will approve use of our SOCRATES wake vortex sensor and implement the WVAS due to the growing demand for cost-effective ways to improve airport safety and capacity and the advantages of our technology over existing alternatives. Our strategies for selling SOCRATES-based products for use in airports will include:

     •    Closely coordinating with the FAA, which will acquire and deploy WVAS including SOCRATES technology at United States airports;

     •    Assisting airports to apply for the allocation of airport improvement grants to acquire WVAS;

     •    Targeting the 100 busiest airports in the world with a campaign including informational seminars and direct marketing; and

     •    Publicizing the advantages of our SOCRATES wake vortex sensor in promoting advanced air safety and airport productivity to members of Congress, aircraft manufacturers, commercial airlines, and air travel trade industry groups.

UNICORN Technology

     We believe that, upon completion of research, development, testing and FAA certification, our UNICORN technology will be able to penetrate the aviation industry due to the growing demand for relatively inexpensive collision warning and ground proximity systems and the advantages of our technology over existing alternatives. Our strategies for selling UNICORN-based products to the general aviation markets will include:

     •    Forming relationships with established distributor networks for general aviation avionics to address the retrofit market; and

     •    Building a market for the installation of UNICORN-based products in new general aviation planes by forming alliances with small plane manufacturers such as Cessna, Gulfstream, Raytheon and Piper.

Potential New Product Development

We believe that upon completion of research, development and testing of our SOCRATES wake vortex sensor, SOCRATES technology may be extended to enable the detection, location, and tracking of potentially deadly air turbulence phenomena other than wake vortex turbulence, which include:

     •    Windshear. Thunderstorms and other highly unstable atmospheric events can cause windshear, a sudden, rapid change in wind velocity or direction. The most dangerous form of windshear is a microburst, which occurs when the cold air high in cumulus clouds or thunderstorms falls rapidly to the ground and fans out in all directions. A plane approaching a microburst experiences increasing headwinds and a turbulent altered flight path, and, as it flies further into the microburst, it may experience increasing tailwinds and loss of lift.

     •    Clear-Air Turbulence. One of the most common aviation hazards and sometimes the most damaging is clear-air turbulence, or CAT, which can occur even when no rain or other adverse weather conditions are present. One form of CAT occurs near the ground when a windstorm passes down a steep, rough mountainside forming a layer of air that often turns suddenly upwards and begins to rotate in circles. As these "rotors" multiply they form a series of more violent, spinning air masses, and the waves above them can rise up to altitudes of 30,000 feet or more, about the normal cruising height for most airliners.

Products addressing these atmospheric hazards may include:

     •    Airport Area Weather Hazard Surveillance System. This product would expand SOCRATES technology to enable the detection, location and tracking of other types of weather hazards such as clear air turbulence, windshear and microbursts, in addition to airplane wake vortices. We will need to perform significant additional research, development and testing of our SOCRATES technology to expand it to an all-weather hazard area surveillance system.

     •    Airborne En-Route Turbulence Warning System. This product would use our SOCRATES technology in an aircraft-based system for detecting dangerous air turbulence throughout a flight. To develop this system, we will need to study ways to use naturally occurring airborne particles that are present regardless of weather conditions, as reflectors for the lasers used in our SOCRATES technology. We also intend to develop models and computer software to interpret return signals, as well as pilot-friendly cockpit display and alerting systems. This system will require substantial additional research and development and testing to determine its commercial viability, which we estimate could cost in the range of $50 million or more. We therefore view it as a long-term development project and expect to focus primarily on our other products in the near future.

Competition

SOCRATES Wake Vortex Sensor

The aviation and airport safety business is very competitive. We expect competition in hazardous weather applications to intensify as air travel and airport congestion continue to increase worldwide, and as public scrutiny of aviation safety heightens. Although we are not aware of any other company or organization developing technologies such as ours, it is possible that others could develop or improve their systems to achieve similar results. We may face competition from established companies in the aviation systems marketplace, which are currently providing or developing technologies and products such as Low Level Windshear Alert Systems, airborne and ground-based Doppler Radar, Lidar, Laser Doppler Velocimetry, Terminal Doppler Weather Radar, and the Minix Winglet. These companies include Allied Signal/Honeywell, Coherent Technologies, Northrop Equipment Corp., Raytheon Corp., Christian Hugues and others. The chart below describes these alternative ground-based technologies.

Technology	Description	Limitations	Mfr.	Status
Low Level Windshear Alert Systems ("LLWAS")	• Detects windshears & microbursts 50 - 150 feet above ground • Alerts triggered when wind speeds are not consistent at multiple wind sensors around airport and runways	• Limited range • Can be unreliable • Early warning insufficient since only detects windshear in immediate vicinity	Raytheon	Commercially Available
Doppler Radar	• Airborne and ground-based systems • Detect speed and location of disturbances by reflecting electromagnetic waves off atmospheric particles	• Often misses small phenomena • Limited detection range • Need airborne rain or ice crystals to reflect radar • Insufficient early warning	Raytheon	Limited Installations

Lidar ("Light detection and rangefinding")	• Airborne and ground-based systems • Detect disturbances by measuring the reflection and scattering of a powerful infrared pulse • Greater range and accuracy than radar	• Does not work in clouds • Insufficient early warning	Coherent Technologies, Inc.	Commercially Available
Laser Doppler Velocimetry

•    Airborne and ground-based systems
•    Measures the speed and location of disturbances by analyzing the frequencies of two laser beams reflected off atmospheric particles
•    Greater range and accuracy than radar

		• Does not work in clouds • Insufficient early warning	None	Research and Development
Terminal Doppler Weather Radar ("TDWR")	• Ground-based system • Detects hazardous atmospheric conditions in the airport terminal area • Detects changing winds to give early warning of hazardous conditions • Highly reliable and accurate

•    Requires tall towers to be installed 8-12 miles away from airport, which are expensive and often encounter resistance from residential communities
•    Does not capture small phenomena like wake vortices

			Raytheon	Limited Installations
Minix Winglet	• Solid, light wing tip attachment made of Kevlar and carbon • Eliminates vortex pressure around wings • Increases speed • Reduces fuel consumption • Allows aircraft to carry more weight	• May not address the dominant wake vortices created by the outer tip of the main flap • May adversely affect the lift-to-drag ratio of the aircraft	None	Research and Development

We believe our SOCRATES wake vortex sensor will offer many advantages over the products and technologies provided by these competitors, although further research, development, and testing are needed to complete this sensor and make it operational. We believe that once our SOCRATES wake vortex sensor is fully developed and operational, these advantages will position us to penetrate the market, particularly for a ground-based wake vortex sensor. We believe the advantages of a wake vortex sensor based on our SOCRATES technology will include:

     •    Greater reliability in foggy or cloudy weather conditions that often impede lidar-based systems;
     •    Superior accuracy, even for small disturbances other systems often miss;
     •    Earlier warning of potential hazards;
     •    No need for large atmospheric particles to detect disturbances; and
     •    Greater cost-effectiveness and easier implementation.

UNICORN Technology

We believe our UNICORN-based products will offer important advantages over currently available alternatives. We anticipate a system based on this technology would utilize a unique arrangement of radar antennae to provide pilots with visual and aural warnings of approaching aircraft at a much lower cost than alternative systems. The UNICORN technology involves aviation aircraft transmitting a radar signal that creates a minimum "sphere-of-safety" around the aircraft and selectively receives and determines the direction of any radar echo from potential threat aircraft entering that coverage area or territory. This differs from the current FAA Traffic Collision Avoidance System, or TCAS, that utilizes a radar transponder interrogator located on the commercial aircraft it is intended to protect. Theoretically, for TCAS to be truly effective, every potential large or small threat aircraft would be required to carry a radar beacon transponder to respond to the commercial aircraft's interrogation. UNICORN technology is designed so that once adequately alerted, the smaller aircraft would be better able to maneuver "out of harm's way" than a larger, commercial aircraft.

Technology	Description	Limitations	Mfr.	Status
Transponder	9900BX Traffic Advisory System	• Only detects transponders; • Relatively expensive	Ryan	In production
Transponder	Monroy ATD-200	• Only detects transponders; • Does not provide time to collision	Monroy	In production
Transponder	L3-Goodrich Skywatch Traffic Advisory System	• Only detects transponders	Goodrich	In production
TCAS	Traffic Alert & Collision Avoidance System	• Only detects transponders; • Relatively expensive	Rockwell/Honeywell	In production

General

Our ability to compete successfully in the market for air safety products will depend on our success in:

     •    Completing on a timely basis the research and development, prototyping, testing, and production of our SOCRATES and UNICORN-based products;

     •    Obtaining FAA approval of our SOCRATES wake vortex sensor and UNICORN products;

     •    Marketing and selling our products to airports, the FAA, airlines and manufacturers and owners of general aviation aircraft;

     •    Promoting awareness and acceptance of our products among members of Congress and other government officials, aircraft manufacturers, commercial airlines, and air travel industry trade groups; and

     •    Developing and/or acquiring additional technologies and products to meet the changing needs of the aviation industry.

Many of our potential competitors have longer operating histories, greater name and brand recognition and substantially greater financial, technical, marketing, management, service, support, and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. We may not be able to compete successfully against current or future competitors, and the competitive pressures may materially and adversely affect our business, operating results and financial condition.

Government Funding

A substantial amount of our time and expenditures have been spent on the research, development and testing of our SOCRATES wake vortex sensor. A substantial portion of our funding for research and development contracts of our SOCRATES wake vortex sensor has and is expected to continue to come from appropriations of the federal government. These appropriations, from which we have been allocated an aggregate of approximately $13 million in contract funding to date, have been earmarked by Congress for the procuring federal agencies, FAA and NASA, which are responsible for funding, monitoring and administering the development of technology to enhance airport and airline safety.

In February 2003, the President signed into law as part of the Fiscal Year 2003 Omnibus Appropriation Bill, an addition to the NASA budget for our SOCRATES wake vortex sensor. From these funds, we have received a contract for approximately $3.975 million for continued research, development, and testing of our SOCRATES wake vortex sensor. This contract funds an expansion of our SOCRATES wake vortex sensor from 4 beams to at least 8 and as many as16 beams.

For U.S. fiscal year 2004, an additional $5 million NASA appropriation specifically for continued work on project SOCRATES has been enacted into law. If and when our sponsoring agencies release these funds and approve an extension of our contract, statements of work, and appropriate work orders, we expect to receive a contract extension for a substantial portion of this funding which would include a major airport test of the expanded 8 to 16-beam SOCRATES wake vortex sensor. Prior to any extension of our contract, the government must release these funds and request a cost and technical proposals which we must submit for review and approval of the government. As of the date of this report, we have not received such request and the timing for release of funds and such request is not clear. Any delay in obtaining a contract extension might require us to draw upon our cash after August 31, 2004 to fund our operations.

On December 12, 2003, Public Law 108-176 was passed authorizing FAA funding for fiscal years 2004 through 2007. The new law, designated "Vision 100 - Century of Aviation Reauthorization Act," authorizes the FAA to spend from its $3 billion Air Navigation Facilities & Equipment annual budget such funds as may be necessary in each of the next four fiscal years for the development and analysis of a wake vortex advisory system (WVAS). We are aiming to complete development of our SOCRATES wake vortex sensor for inclusion in any such system which NASA is currently developing. The government must successfully test and accept WVAS and our SOCRATES wake vortex sensor for integration into any such system. Funds can only be made available for each year by appropriation legislation and pursuant to contract and work orders between us and the procuring federal agency. There is no assurance as to whether or when these funds will be appropriated, how these funds will be allocated among us, participating agencies, and other parties presently or in the future involved in development of the wake vortex advisory system, or what portion of these funds, if any, we ultimately may receive.

Upon successful completion of research and development of our SOCRATES wake vortex sensor, we would also depend upon the FAA for procurement and installation of WVAS including our sensor in U.S. airports. In June 2003, the FAA approved a long-term mission needs statement that contemplates expenditures by FAA and NASA of $206 million during the period running from U.S. fiscal year 2003 through 2010 on wake vortex detection research and development, including deployment of a prototype WVAS and culminating in development of wake turbulence capability at selected airports and integration with controller tools. The mission needs statement may not be approved at all necessary levels of the federal government, and the federal government may not provide the funding required to complete the mission needs statement, which must be annually requested by the FAA, authorized and approved by Congress, and approved by the President. There is no assurance as to what amount of contract funding, if any, we will receive in connection with the mission needs statement. The FAA has assigned an overall moderate to high risk rating to this program due to technical unknowns and risks associated with getting controllers and pilots to accept a ground or flight deck, or both, based system.

The U.S. government may terminate our government contract at any time if it determines such termination is in the best interests of the government or may terminate, reduce or modify it because of budgetary constraints or any change in the government's requirements. Furthermore, the federal government may hold, reduce or eliminate future funding for research and development of our SOCRATES wake vortex sensor or WVAS as a result of a reduction in support or opposition from supervising agencies, changes in budgetary priorities or decisions to fund competing systems or components of systems. If this occurs, it will reduce our resources available for research and development of our proprietary technologies, new products or enhancements to our SOCRATES or UNICORN technologies and to market our products. Reduction of funding from the federal government could delay achievement of or increases in profitability, create a substantial strain on our liquidity, resources, and product development, and have a material adverse effect on the progress of our research and development and our financial condition.

Our Intellectual Property and Technology

SOCRATES Technology

We intend to rely on a combination of patent protection, trademark protection, trade secret protection, copyright protection, and confidentiality agreements to protect our intellectual property rights. We have received a United States patent relating to our SOCRATES technology (US 6,034,760 A issued on March 7, 2000). We have pending patent applications abroad relating to our SOCRATES technology. However, there can be no assurance any patent will issue from these pending applications. We also may apply to federally register various copyrights in our software and documentation with the United States Copyright Office and abroad.

Our SOCRATES technology patent, includes two fundamental claims: a method claim and an apparatus claim. The method claim covers a laser device that produces an optical beam, directs that beam into the atmosphere and measures the effect of sound waves on the beam as an indicator of hazardous weather conditions that have produced those sound waves in the atmosphere. The apparatus claim covers the apparatus for performing the method claim. Both of these claims cover systems that are mounted either directly on the front of an aircraft or on the ground adjacent to a runway. We have filed corresponding patent applications, based upon the United States application, for a patent on our SOCRATES technology in Canada, Japan, China, Israel, Australia, New Zealand, South Korea, Saudi Arabia, and throughout the United Kingdom and Europe. Our contract with the federal government expressly preserves our exclusive rights to our SOCRATES technology.

UNICORN Technology

We also have received a United States patent relating to our UNICORN technology (US 6,211,808 B1 issued on April 3, 2001). We have filed corresponding patent applications, based upon the United States application, for a patent on our UNICORN technology in Canada, Japan, Australia, New Zealand and countries throughout the United Kingdom and Europe. However, there can be no assurance any patent will issue from these pending applications. We also may apply to federally register various copyrights in our software and documentation with the United States Copyright Office and abroad.

Our UNICORN technology patent includes claims which cover a collision avoidance airborne radar system. The invention incorporates a unique antenna design which provides three-dimensional surveillance to provide collision warning as well as ground proximity and terrain avoidance alerting to the pilot.

It selectively uses each microwave sector as a way to determine the direction of any received radar echo from another close-by aircraft or the ground below or terrain ahead that poses a potential threat within that coverage. Controlling the integration of these functions permits detection of several almost simultaneous potential threat encounters. The claims cover any UNICORN-based system whose antenna may be fabricated in an equivalent way and subdivided for low drag-profile mounting above and below the fuselage of an aircraft. The UNICORN system is fully independent, in that, unlike most other collision avoidance systems in current use, it does not require that other aircraft in the vicinity have a cooperative warning system such as a transponder beacon.

Government Approval and Regulations

The airport and airline industry is subject to extensive government oversight and regulation. To introduce a product for commercial sale, we must successfully complete research, development, and testing of the product and obtain necessary governmental approvals for installation of our SOCRATES wake vortex sensors in airports or installation of UNICORN technology in small aircraft. For our SOCRATES wake vortex sensors, the FAA must commission WVAS for use in the National Airspace System. As UNICORN technology is an airborne system, it must be FAA certified for use on aircraft. Any factor that delays or adversely affects this process, including delays in development or difficulty in obtaining federal government approval of the product, could adversely affect our business, financial condition, or results of operations.

Additionally, as a result of receiving funding from the federal government, our business and operations are subject to numerous government laws and regulations. In the near term, and for so long as we receive funding from the federal government, we will be subject to many procurement and accounting rules and regulations of the federal government. We are also subject to periodic audits by the Defense Contract Audit Agency. To date, we have incurred four audits and reports have been issued to our government customer which have stated that we are performing in full accordance with Federal Acquisitions Regulations.

Employees

As of April 21, 2004, we had six full-time and four part-time employees. Our employees are not members of a union, and we are not aware of any efforts on their part to form or join a union. We believe that our relationship with our employees is good.

Legal Proceedings

We are not a party to any pending legal proceeding. However, we recently learned that the staff of the SEC is conducting an informal investigation that appears to be looking into certain analyst reports about us, and our press releases. The SEC staff has not asserted that we have acted improperly or illegally. We have voluntarily agreed to cooperate fully with the staff's informal investigation. We believe that we have acted properly and legally with respect to these analyst reports and our press releases. However, we can neither predict the length, scope, or results of the informal investigation nor its impact, if any, on us or our operations.

Properties

Our primary office, located in Mystic, Connecticut, is leased on a month to month basis at a monthly rate of $1,600. We also utilize satellite office space that we lease or use on a month to month basis pursuant to the following arrangements with the following parties: (i) Baltimore, Maryland leased from our executive vice president and director, Frank L. Rees, at $500 per month; (ii) Chicago, Illinois is space provided without charge by our president and director, William B. Cotton; and (iii) New London, Connecticut leased from Kildare Corporation at $100 per month. We believe that our facilities are adequate to satisfy our projected requirements and that additional space will be available if needed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIGHT SAFETY TECHNOLOGIES, INC. Date: April 20, 2004
Samuel A. Kovnat Chief Executive Officer